Exhibit 99.1

News Release

NYSE: WMB

Date:     Aug. 17, 2004

Williams Announces Latest Results of Cash Tender Offer
Company Receives Necessary Consents to Amend Governing Indenture

     TULSA, Okla. — In connection with the previously announced cash tender offer and consent solicitation with respect to any and all of Williams’ (NYSE:WMB) 8 5/8 percent Senior Notes due 2010, approximately $513 million aggregate principal amount of notes have been validly tendered.

     The amount tendered represents a sufficient number of consents required to approve certain amendments to the indenture governing the notes.

     The amendments to the indenture will eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the notes.

     The supplemental indenture incorporating the amendments, as described in the Offer to Purchase and Consent Solicitation Statement dated Aug. 5, 2004, will be executed by Williams and the indenture trustee as soon as practical, but the amendments will not become operative unless the tender offer is consummated in accordance with its terms.

     This press release constitutes the announcement of the withdrawal deadline as described in the Offer to Purchase and Consent Solicitation Statement. Holders who have validly tendered notes as of this time are no longer permitted to withdraw their notes and the related consents. In addition, holders who tender notes between now and 5 p.m. Eastern on Thursday, Sept. 2, 2004 — the expiration time for the offer — will not be permitted to withdraw their notes and the related consents.

     Holders who have not yet tendered their Notes may tender prior to 5 p.m. Eastern on Aug. 18, 2004, to receive the total consideration, including the consent payment, each as described in Offer to Purchase and Consent Solicitation Statement, or until the expiration time to receive the tender offer consideration as described in the Offer to Purchase and Consent Solicitation Statement.

     Williams has retained Citigroup Global Markets Inc. to serve as the lead dealer manager and solicitation agent. Banc of America Securities LLC, J.P. Morgan Securities Inc., and Lehman Brothers Inc. are the co-dealer managers and solicitation agents. Global Bondholder Services Corporation is the information agent for the tender offer.

     Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 924-2200 or (212) 430-3774 or in writing at 65 Broadway, Suite 704, New York, NY, 10006. Questions regarding the tender offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745.

     This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the tender offer to purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of the company by Citigroup Global Markets Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

About Williams (NYSE:WMB)
 Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.